EXHIBIT 21.1        SUBSIDIARIES

          Adair Exploration, Inc., a Texas corporation.
          Adair Colombia Oil and Gas, S.A., a Panamanian corporation. Adair Yemen Exploration, Limited, a Bahamian corporation.


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